Exhibit 99.1

Insmed Appoints Myrtle Potter to its Board of Directors

Pharmaceutical executive brings 30 years of commercial and operations leadership

BRIDGEWATER, N.J. (December 15, 2014) — Insmed Incorporated (Nasdaq: INSM) today announced the appointment of Myrtle Potter to its Board of Directors. Ms. Potter is currently CEO of Myrtle Potter & Company, a life sciences and healthcare advisory firm she founded in 2005. She was previously the President of Commercial Operations and Chief Operating Officer of Genentech and had extensive experience in senior operating roles at Bristol-Myers Squibb and Merck.

“It is with great pleasure that we welcome Myrtle to our Board. Her considerable industry experience, deep insight into successful commercialization strategies and experience leading pharmaceutical companies in bringing new therapies to market will be extremely valuable to Insmed as we prepare for the commercialization of ARIKAYCETM,” stated Don Hayden, Jr., Chairman of the Board of Insmed.

In accepting this appointment, Ms. Potter stated, “I am excited to join Insmed at this important stage in its development. I believe ARIKAYCE has the potential to have a positive impact on patients’ lives and I believe Insmed has the potential to continue to develop new treatments for patients with serious rare diseases. I look forward to working with my fellow Insmed Board members and the management team to help the Company achieve its strategic objectives.”

Ms. Potter serves as a Director of Liberty Mutual Holding Company, Rite Aid, Everyday Health and Proteus Digital Health, and as a Trustee of The University of Chicago. She served on the Board of Medco Health Solutions from December 2007 until its acquisition by Express Scripts in April 2012, and continued as a Director of Express Scripts until June 2012.

From 2000 to 2005 Ms. Potter was President of Commercial Operations and Chief Operating Officer of Genentech, where she also served as a member of the Executive Committee. At Genentech Ms. Potter led the worldwide commercialization of a robust portfolio, including AvastinTM, RituxanTM, HerceptinTM, TarcevaTM, XolairTM, NutropinTM, ActivaseTM and TNkaseTM. Prior to Genentech Ms. Potter was President of Bristol-Myers Squibb’s $3.5 billion, 3,500-person U.S. Cardiovascular and Metabolic business. Before Bristol-Myers Squibb, Ms. Potter was with Merck & Co. for 14 years where she rose from her initial position as a sales representative to become Vice President of an $800 million U.S. pharmaceutical business unit. She began her career as a sales representative for The Procter & Gamble Company. Ms. Potter graduated from The University of Chicago.

About Insmed

Insmed Incorporated is a biopharmaceutical company dedicated to improving the lives of patients battling serious lung diseases. Insmed is focused on the development and commercialization of ARIKAYCETM, or liposomal amikacin for inhalation, for at least two identified orphan patient populations: patients with nontuberculous mycobacteria (NTM) lung infections and cystic fibrosis (CF) patients with Pseudomonas aeruginosa lung infections. For more information, please visit http://www.insmed.com.

Forward-looking statements

This release contains forward-looking statements. Words, and variations of words, such as “intend,” “expect,” “will,” “anticipate,” “believe,” “continue,” “propose” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such statements in this release, including statements relating to the status, results and timing of clinical trials and clinical data, the anticipated benefits of Insmed’s products, the anticipated timing of regulatory submissions, and the ability to obtain required regulatory approvals, bring products to market and successfully commercialize products constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, failure or delay of European, Canadian, U.S. Food and Drug Administration and other regulatory reviews and approvals, competitive developments affecting the Company’s product candidates, delays in product development or clinical trials or other studies, patent disputes and other intellectual property developments relating to the Company’s product candidates, unexpected regulatory actions, delays or requests, the failure of clinical trials or other studies or results of clinical trials or other studies that do not meet expectations, the fact that subsequent analyses of clinical trial or study data may lead to different (including less favorable) interpretations of trial or study results or may identify important implications of a trial or study that are not reflected in Company’s prior disclosures, and the fact that trial or study results or subsequent analyses may be subject to differing interpretations by regulatory agencies, the inability to successfully develop the Company’s product candidates or receive necessary regulatory approvals, the inability to make product candidates commercially successful, changes in anticipated expenses, changes in the Company’s financing requirements or ability to raise additional capital, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent quarterly reports on Form 10-Q. Investors are cautioned not to place undue reliance on any forward-looking statements that speak only as of the date of this news release. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances or changes in its expectations.

Investor Relations Contacts:

LHA

Anne Marie Fields, Senior Vice President

212-838-3777

afields@lhai.com

Bruce Voss, Managing Director

310-691-7100

bvoss@lhai.com

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